Exhibit No. 1
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(b) Reports on Form 8-K

After the period covered by this report the Company filed the following report on Form 8-K:

On July 31, 2002 the Company filed on Form 8-K reporting that Pursuant to an Escrow Agreement and Irrevocable Proxy (the "Agreement") effective as of July 31, 2002, between the Registrant and NACIO SYSTEMS, INC., a California corporation ("Nacio"), the Registrant purchased from Nacio all of the issued and outstanding shares of common stock of Nacio. Nacio is California based and provides high-reliability hosting, commercial-grade Internet connectivity and outsourcing solutions and support services for businesses that rely on the Internet for daily operations. On March 12, 2002, Nacio filed for voluntary Chapter 11 bankruptcy in the United State Bankruptcy Court, Northern District of California, Santa Rosa Division (the "Court"), Chapter 11 Case No. 02-10596. The transaction will be consummated upon completion of Nacio's plan of reorganization. The Registrant intends to continue in this line of business. The Registrant will acquire one hundred percent (100%) ownership interest in Nacio in exchange for 30,000,000 shares of the Registrant's common stock.